Exhibit 99.1

PolarityTE Provides Update on Investigational New Drug Application

SALT LAKE CITY, October 7, 2021 – PolarityTE, Inc. (Nasdaq: PTE) a biotechnology company developing regenerative tissue products and biomaterials, today provided an update regarding its Investigational New Drug Application (IND) for SkinTE® with a proposed indication for chronic cutaneous ulcers submitted to the Food and Drug Administration (FDA) in July 2021.

The Company received the clinical hold letter from FDA by the previously announced date of September 21, 2021. The hold issues are certain Chemistry, Manufacturing, and Control (CMC) items, which the Company will have to resolve prior to proceeding with a pivotal study. After a deep review of the letter, the Company believes that it has developed a strong a plan to address the issues FDA identified and is currently working diligently to prepare a complete response.

Additionally, PolarityTE has informally engaged with the FDA on certain points raised by the Agency regarding the proposed potency assays that the Company plans to implement. PolarityTE believes the opportunity to receive additional guidance from FDA prior to submitting a complete response could help the Company comprehensively address the hold issues identified by FDA to ultimately support an IND acceptance.

Richard Hague, Chief Executive Officer and President, commented, “We are thankful for the feedback from the FDA and we remain fully committed to having the clinical hold resolved so that we can commence our first pivotal study as quickly as possible.” Richard continued, “We strongly believe in the potential for SkinTE in chronic cutaneous ulcers and look forward to continued engagement with the Agency as we work to advance SkinTE through the regulatory process.”

About PolarityTE®

PolarityTE is focused on transforming the lives of patients by discovering, designing, and developing a range of regenerative tissue products and biomaterials for the fields of medicine, biomedical engineering and material sciences. Rather than manufacturing with synthetic and foreign materials within artificially engineered environments, PolarityTE manufactures products from the patient’s own tissue and uses the patient’s own body to support the regenerative process. From a small piece of healthy autologous tissue, the company creates an easily deployable, dynamic, and self-propagating product designed to regenerate the target tissues. PolarityTE’s innovative methods are intended to promote and accelerate growth of the patient’s tissues to undergo a form of effective regenerative healing. PolarityTE’s products, including SkinTE, are in the development stage, and are not approved or available for clinical use. Learn more at www.PolarityTE.com – Welcome to the Shift®.

Forward Looking Statements

Certain statements contained in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. They are generally identified by words such as “believes,” “may,” “expects,” “anticipates,” “intend,” “plan,” “will,” “would,” “should” and similar expressions. Readers should not place undue reliance on such forward-looking statements, which are based upon the Company’s beliefs and assumptions as of the date of this release. The Company’s actual results could differ materially due to the impact of the COVID-19 pandemic, future clinical studies, and FDA regulatory matters, which cannot be predicted, and the risk factors and other items described in more detail in the “Risk Factors” section of the Company’s Annual Reports and other filings with the SEC (copies of which may be obtained at www.sec.gov). Subsequent events and developments may cause these forward-looking statements to change. The Company specifically disclaims any obligation or intention to update or revise these forward-looking statements as a result of changed events or circumstances that occur after the date of this release, except as required by applicable law.

POLARITYTE, the POLARITYTE logo, SKINTE, WHERE SELF REGENERATES SELF and WELCOME TO THE SHIFT are registered trademarks of PolarityTE, Inc.

CONTACTS

Investors:

Rich Haerle

VP, Investor Relations

PolarityTE, Inc.

ir@PolarityTE.com

(385) 315-0697